Exhibit 99.1

BIOCRYST PHARMACEUTICALS, INC.
2190 PARKWAY LAKE DRIVE
BIRMINGHAM, AL 35244
205-444-4600   205-444-4640 FAX
www.biocryst.com

Contact:
BioCryst Pharmaceuticals, Inc.
Jonathan M. Nugent
V.P. Corporate Communications
(205) 444-4633

FOR IMMEDIATE RELEASE

BIOCRYST THIRD QUARTER 2006 FINANCIAL RESULTS

Birmingham, Alabama: November 8, 2006 - BioCryst Pharmaceuticals, Inc. (Nasdaq: BCRX) today announced financial results for the quarter ended September 30, 2006.

Third-Quarter Results

The Company reported a net loss of $15.6 million, or $0.53 per share, for the third quarter of 2006, compared to a net loss of $7.6 million, or $0.29 per share, for the third quarter of 2005.

For the third quarter of 2006, the Company reported revenue of $1.8 million as compared to $0.03 million for the third quarter ended September 30, 2005. Revenues for the third quarter of 2006 include amortization of the upfront payments in our collaboration agreements with Mundipharma and Green Cross and amounts earned pursuant to our collaboration agreements with Roche and Mundipharma.

Total expenses for the third quarter of 2006 were $18.2 million as compared to $8.0 million for the same period in 2005. The increase in expenses was primarily due to clinical and manufacturing costs incurred for two of our drug candidates, peramivir and Fodosine™.  In addition, expenses increased due to a $1.1 million non-cash stock-based compensation charge as a result of adopting Statement of Financial Accounting Standards No. 123(R) (“SFAS 123R”) on January 1, 2006, a rise in employee headcount and related costs, and additional professional and consulting fees.

At September 30, 2006, cash, cash equivalents and investments totaled $61.6 million.

Nine-Month Results

The Company reported a net loss of $33.6 million, or $1.15 per share, for the nine-month period ended September 30, 2006, compared with a net loss of $18.9 million, or $0.75 per share, for the same period in 2005.

For the nine months ended September 30, 2006, the Company reported revenue of $4.1 million compared to $0.1 million for the same period in 2005. Revenues for the 2006 period include amortization of the upfront payments in our collaboration agreements with Mundipharma and Green Cross and amounts earned pursuant to our collaboration agreements with Roche and Mundipharma.

Total expenses for the nine months ended September 30, 2006 were $40.4 million as compared to $19.8 million for the comparable period in 2005. The increase in expenses was primarily due to clinical and manufacturing costs incurred for two of our drug candidates, peramivir and Fodosine™.  In addition, expenses increased due to a $2.2 million non-cash stock-based compensation charge as a result of adopting SFAS 123R, a rise in employee headcount and related costs, and additional professional and consulting fees.

Corporate Highlights

“In August we announced receipt of a Special Protocol Assessment (SPA) letter from the U.S. Food and Drug Administration (FDA) for the initiation of a pivotal clinical trial of the Company’s lead anti-cancer compound Fodosine™ (forodesine hydrochloride) in patients with acute lymphoblastic T-cell leukemia/lymphoma who have failed two or more previous induction therapies. The SPA letter documents the agreement between FDA and BioCryst regarding the trial design’s suitability to support regulatory approval,” said Charles E. Bugg, Ph.D., Chairman and CEO of BioCryst.

“In September, positive results from clinical studies of peramivir were presented during the 46th annual ICAAC meeting.  Peramivir is our influenza neuraminidase inhibitor, being developed for the treatment of seasonal and life-threatening influenza, including avian flu. Frederick Hayden, M.D., Professor of Internal Medicine at the University of Virginia, Charlottesville presented human clinical data for peramivir in a session entitled “Antivirals: Effectiveness, Drug Resistance, and New Agents.” In addition to this Phase I clinical trial data, Dr. C. Shane Arnold, Director of Peramivir Development at BioCryst, presented a late-breaker poster entitled “Injectable Peramivir Promotes Survival in Mice and Ferrets Infected with Highly Pathogenic Avian Influenza A/Vietnam/1203/04 (H5N1).” The positive data were taken from preclinical testing of peramivir in mice and ferrets infected with H5N1. Based on these data we anticipate entering Phase II clinical testing with peramivir this coming flu season.”

“Additionally in September, I announced my intention to retire from the CEO position in 2007.  I’m very proud of the significant contributions the BioCryst team has made to the field of structure-based drug design.  The company has an exciting pipeline of both early and late-stage drug candidates, and I believe now is the appropriate time to recruit a CEO who can focus on continuing the development and potential commercialization of that pipeline,” Dr. Bugg said.  “I intend to work closely with the board over the coming months to help identify, recruit, and successfully integrate a new CEO. I’m honored that the board has asked me to maintain my connection to the company as Chairman and I look forward to continued involvement with BioCryst.”

The company will sponsor a conference call at 10:00 a.m. Eastern Time on Wednesday, November 8, 2006 to discuss financial results and the status of each of our programs in more detail.  The call is open to the public and can be accessed live either over the Internet from http://www.biocryst.com or by dialing 1-800-819-9193 (U.S.) or 1-913-981-4911 (international).  No passcode is needed for the call.

About BioCryst

BioCryst Pharmaceuticals, Inc. is a leader in the use of crystallography and structure-based drug design for the development of novel therapeutics to treat cancer, cardiovascular diseases, autoimmune diseases, and viral infections.  The Company is advancing multiple internal programs toward potential commercialization including Fodosine™ in oncology, BCX-4208 in transplantation and autoimmune diseases, peramivir in seasonal and life-threatening influenza and BCX-4678 in hepatitis C.  BioCryst has a worldwide partnership with Roche for the development and commercialization BCX-4208 and is collaborating with Mundipharma Holdings for the development and commercialization of Fodosine™ in markets across Europe, Asia, Australia and certain neighboring countries.  For more information about BioCryst, please visit the Company’s web site at http://www.biocryst.com.

Forward-looking statements

This press release contains forward-looking statements, including statements regarding future results, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include that we or our licensees may not be able to enroll the required number of subjects in planned clinical trials of our product candidates and that such clinical trials may not be successfully completed, that BioCryst or its licensees may not commence as expected additional human clinical trials with our product candidates, that our product candidates may not receive required regulatory clearances from the FDA, that ongoing and future clinical trials may not have positive results, that we may not be able to complete successfully the Phase IIb trial for Fodosine™ pursuant to the Special Protocol Assessment letter that is currently planned to be pivotal, that we or our licensees may not be able to continue future development of our current and future development programs, that our development programs may never result in future product, license or royalty payments being received by BioCryst, that BioCryst may not reach favorable agreements with potential pharmaceutical and biotech partners or governmental agencies for further development of its product candidates, that BioCryst may not have sufficient cash to continue funding the development, manufacturing, marketing or distribution of its products and that additional funding, if necessary, may not be available at all or on terms acceptable to BioCryst, and the risks, uncertainties and factors identified in the documents BioCryst files periodically with the Securities and Exchange Commission, specifically including BioCryst’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K. These statements reflect our current views with respect to future events and BioCryst has no obligation to update or revise the statements. BioCryst cautions that you should not place undue reliance on these forward-looking statements.

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BIOCRYST PHARMACEUTICALS, INC.
FINANCIAL SUMMARY

Condensed Statements of Operations (unaudited)
  (in thousands, except per share)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005

Revenues:
Collaborative and other research and development	$1,790	$32	$4,120	$131
Expenses:
Research and development	16,650	7,164	35,884	17,602
General and administrative	1,599	795	4,478	2,218

Total expenses	18,249	7,959	40,362	19,820

Loss from operations	(16,459)	(7,927)	(36,242)	(19,689)
Interest and other income	856	282	2,674	751

Net loss	$(15,603)	$(7,645)	$(33,568)	$(18,938)

Basic and diluted net loss per common share	$(0.53)	$(0.29)	$(1.15)	$(0.75)

Weighted average shares outstanding	29,222	26,209	29,116	25,336

Balance Sheet Data (in thousands)

	September 30, 2006	December 31, 2005

	(Unaudited)	(Audited)
Cash, cash equivalents and securities	$61,628	$59,988
Total assets	80,198	99,248
Accumulated deficit	(185,431)	(151,863)
Stockholders’ equity	30,022	58,440